EXHIBIT 99.1

Press Release	Source: Hana Biosciences
HANA BIOSCIENCES TO RAISE $40.0 MILLION IN COMMON STOCK FINANCING
South San Francisco, CA (May 17, 2006) — Hana Biosciences (NASDAQ: HNAB) announced today that it has obtained commitments from several institutional investors to purchase approximately 4.7 million shares of its common stock at a price of $8.50 per share, including the purchase of approximately 72,000 shares by affiliated investors at $9.07 per share (the closing price of Hana’s common stock on the NASDAQ National Market on May 16, 2006). The transaction is subject to certain customary closing conditions and is expected to close on or about May 19, 2006. The aggregate gross proceeds of the offering are expected to be approximately $40.0 million and aggregate net proceeds are expected to be approximately $37.2 million.
Lehman Brothers Inc. served as the lead placement agent, with Jefferies & Company, Inc. and Oppenheimer & Co. Inc. acting as co-placement agents.
A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus. Copies of the final prospectus supplement and accompanying prospectus can be obtained from Lehman Brothers Inc., 745 Seventh Avenue, 5th Floor, New York, New York 10019.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
About Hana Biosciences, Inc.
Hana Biosciences, Inc. (NASDAQ: HNAB) is a South San Francisco, California-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to advance cancer care.
Hana cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Hana that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Hana’s business, including, without limitation: Hana’s ability to close the offering and, if it is able to close the offering, the level of its share price, which may decline; and other risks detailed in Hana’s filings with the Securities and Exchange Commission, including its Form 10-Q for the Quarter Ended March 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Hana undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.